May 8, 2026	RSM US LLP

1201 West Peachtree Street, NW Suite 800
Securities and Exchange Commission	Atlanta, GA 30309
Washington, D.C. 20549
T +1 404 751 9100 F +1 404 751 9102

Commissioners:	www.rsmus.com

We have read Safepoint Holdings, Inc.‘s statements included under the title Change in Accountants in its Registration Statement on Form S-1 filed on May 8, 2026 and we agree with such statements concerning our firm.